Exhibit 99.B(d)(79)

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Pzena Investment Management, LLC
As of September 8, 2022, as amended January 1, 2026

SEI INSTITUTIONAL INVESTMENTS TRUST

World Equity Ex-US Fund
Screened World Equity Ex-US Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Pzena Investment Management, LLC
As of September 8, 2022, as amended January 1, 2026

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

World Equity Ex-US Fund	[REDACTED]

Screened World Equity Ex-US Fund	[REDACTED]

SEI Investments Management Corporation		Pzena Investment Management, LLC

By:	/s/ James Smigiel	By:	/s/ Allison Fisch

Name:	James Smigiel	Name:	Allison Fisch

Title:	Chief Investment Officer	Title:	Principal, President and Portfolio Manager

2